Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 24, 2013 (the “Effective Date”), by and between PTC Therapeutics, Inc., a Delaware corporation (the “Company”) and Mark Rothera (“Executive”).  In consideration of the mutual covenants contained in this Agreement, the Company and Executive agree as follows:

1.                                      Employment.  The Company agrees to continue to employ Executive and Executive agrees to continue to be employed by the Company on the terms and conditions set forth in this Agreement.

(a)                                 Capacity.  Executive shall serve the Company as Chief Commercial Officer reporting to the Company’s Chief Executive Officer.  Executive shall have the responsibilities, duties and authority commensurate with the position of Chief Commercial Officer.  In addition to Executive’s primary duties, Executive shall perform such other services for the Company that are consistent with his position as Chief Commercial Officer as may be reasonably assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) or their respective designees.  The principal location at which Executive shall perform such services shall be the Company’s corporate headquarters currently located at 100 Corporate Court, Middlesex Business Center, South Plainfield, NJ  07080, subject to relocation and Section 2(c)(i) of this Agreement.

(b)                                 Devotion of Duties; Representations.  During the Term (as defined below) of Executive’s employment with the Company, Executive shall devote his best efforts and full business time and energies to the business and affairs of the Company, and shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Chief Executive Officer and the Board.  During the Term of Executive’s employment with the Company, Executive shall not, without the prior written approval of the Company (by action of the Board), undertake any other employment from any person or entity or serve as a director of any other company; provided, however, that (i) the Company will entertain requests as to such other employment or directorships in good faith and (ii) Executive will be eligible to participate in any policy relating to outside activities that is applicable to the senior executives of the Company and approved by the Board after the date hereof.

2.                                      Term of Employment.

(a)                                 Executive’s employment hereunder shall continue on the Effective Date.  Executive’s employment hereunder shall be terminated upon the first to occur of the following:

(i)                                     Immediately upon Executive’s death;

(ii)                                  By the Company:

(A)                               By written notice to Executive effective the date of such notice, following the Disability of Executive.  “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than

12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  Such incapacity shall be determined by a physician chosen by the Company and reasonably satisfactory to Executive (or Executive’s legal representative) upon examination requested by the Company (to which Executive hereby agrees to submit). Notwithstanding the foregoing, such Disability must result in Executive becoming “Disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder.  (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A”).

(B)                               By written notice to Executive, effective the date of such notice, for Cause (as defined below); or

(C)                               By written notice to Executive, effective ninety (90) days after the date of such notice and subject to Section 4 hereof, without Cause; or

(iii)                               By Executive:

(A)                               At any time by written notice to the Company, effective forty-five (45) days after the date of such notice; or

(B)                               By written notice to the Company for Good Reason (as defined below), effective on the date specified in such notice.

The term of Executive’s employment by the Company under this Agreement is referred to herein as the “Term.”

(b)                                 Definition of “Cause”.  For purposes of this Agreement, “Cause” shall, pursuant to the reasonable good faith determination by a majority of the Board (excluding Executive) as documented in writing, include: (i) the willful and continued failure by Executive to substantially perform Executive’s material duties or responsibilities under this Agreement (other than such a failure as a result of Disability); (ii) any action or omission by Executive involving willful misconduct or gross negligence with regard to the Company, which has a detrimental effect on the Company; (iii) Executive’s conviction of a felony, either in connection with the performance of Executive’s obligations to the Company or which otherwise shall adversely affect Executive’s ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (iv) the material breach of a fiduciary duty to the Company; or (v) the material breach by Executive of any of the provisions of this Agreement, provided that any breach of Executive’s obligations with respect to Sections 5 or 6 of this Agreement, subject to the cure provision in the next sentence, shall be deemed “material.”  In respect of the events described in clauses (i) and (v) above, the Company shall give Executive notice of the failure of performance or breach, reasonable as to time, place and manner in the circumstances, and a 30-day opportunity to cure, provided that such failure of performance or breach is reasonably amenable to cure as determined by the Board in its sole discretion.

(c)                                  Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) nor more than ninety (90) days) after the Company receives written notice (which must be received from Executive within ninety (90) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has consented to the condition that would otherwise be a basis for Good Reason:

(i)                                     A change in the principal location at which Executive provides services to the Company to a location more than fifty (50) miles from such principal location and/or to a location in New York City (either of which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company), provided that such a relocation shall not be deemed to occur under circumstances where Executive’s responsibilities require him to work at a location other than the corporate headquarters for a reasonable period of time;

(ii)                                  A material adverse change by the Company in Executive’s duties, authority or responsibilities as Chief Commercial Officer of the Company which causes Executive’s position with the Company to become of materially less responsibility or authority than Executive’s position immediately following the Effective Date.  For purposes of this definition of “Good Reason,” a “material adverse change” following a Corporate Change shall not include any diminution in authority, duties or responsibilities that is solely attributable to the change in the Company’s ownership structure but does not otherwise change Executive’s authority, duties or responsibilities (except in a positive manner) otherwise with respect to the Company’s business.

(iii)                               A material reduction in Executive’s base compensation (including Base Salary) except if  the reduction is in connection with a general reduction of not more than 20% in compensation of senior executives of the Company generally that occurs prior to the effective date of any Corporate Change;

(iv)                              A material breach of this Agreement by the Company which has not been cured within thirty (30) days after written notice thereof by Executive; or

(v)                                 Failure to obtain the assumption (assignment) of this Agreement by any successor to the Company.

(d)                                 Definition of “Corporate Change”.  For purposes of this Agreement, “Corporate Change” shall mean any circumstance in which (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary or affiliate of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934 (excluding, for this purpose, the Company or any Subsidiary, or any employee benefit plan of the Company or any Subsidiary, or any “group” in which all or substantially all of its members or its members’ affiliates are individuals or entities who are or were beneficial owners of the Company’s outstanding shares prior to the initial public offering, if any, of the Company’s stock), acquires or gains ownership or control (including, without limitations, powers to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company.  Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of an initial public offering of the Company’s common stock, or as a result of a merger, consolidation, reorganization or restructuring after which either (1) a majority of the Board of Directors of the controlling entity consists of persons who were directors of the Company prior to the merger, consolidation, reorganization or restructuring or (2) Executive forms part of an executive management team that consists of substantially the same group of individuals and Executive is performing in a similar role, with similar authority and responsibility (other than changes solely attributable to the change in ownership structure), to that which existed prior to the reorganization or restructuring.  Notwithstanding the foregoing, for any payments or benefits hereunder that are subject to Section 409A, the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

3.                                      Compensation.

(a)                                 Base Salary.  Executive’s minimum base salary during the Term shall be at the rate of $400,000 per year (the “Base Salary”).  Base Salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.  The Base Salary will be subject to adjustment from time to time in the sole discretion of the Board; provided that, the Company covenants that it shall not reduce the Base Salary below the higher of $400,000 or the Base Salary then in effect immediately prior to the reduction unless (i) Executive consents to such reduction, or (ii) the reduction is in connection with a general reduction of not more than 20% in compensation of senior executives of the Company generally that occurs prior to the effective date of any Corporate Change.

(b)                                 Bonus.  In addition to the Base Salary, the Company may pay Executive an annual bonus (the “Bonus”) as determined by the Board, solely in its discretion (it being understood that Executive’s target annual bonus shall be at 40%  of Base Salary, but may be higher or lower in any year in the Board’s discretion).  The Board’s decision to issue a Bonus to Executive in any particular year shall have no effect on the absolute discretion of the Board to grant or not to grant a Bonus in subsequent years.  Any Bonus for a particular year shall be paid or provided to Executive in a lump sum no later than March 15th of the calendar year following the calendar year in which the Bonus was earned.

(c)                                  Equity Compensation.  Except as explicitly set forth below, Executive’s rights with respect to stock options shall be covered in a stock option plan and separate stock option certificates or agreements for each grant.

(i)                                     Accelerated Vesting.

(A)                               For the avoidance of doubt, in the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, no unvested equity awards granted under the

Company’s equity and long-term incentive plan(s) following May 15, 2013 shall be subject to any accelerated vesting except as otherwise provided for in the applicable award agreement or in Section 3(c)(i)(C) below.

(B)                               Any option awards granted to Executive under the Company’s equity and long-term incentive plan on May 15, 2013 shall be subject to the provisions of Section 6.B of such plan with respect to the effect on options of a Fundamental Event or Change of Control Event (as such terms are defined in the plan); provided, however, that if a Change of Control Event occurs prior to the initial public offering of the Company’s stock, any performance-based vesting option awards granted to Executive under the Company’s equity and long-term incentive plan on May 15, 2013 to the extent not then vested, shall also be vested and non-forfeitable consistent with the provisions of Section 6.B of such plan unless otherwise provided for by the Compensation Committee in which case such option awards shall be forfeited and cancelled without consideration.

(C)                               Except as otherwise provided in the applicable award, in the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason within the period of three (3) months prior to (but only if negotiations relating to the particular Corporate Change that occurs are ongoing at the date of the notice of termination) or twelve (12) months after a Corporate Change that occurs during the Term (such fifteen-month period, the “Protected Period”), one hundred percent (100%) of all of Executive’s outstanding unvested equity awards granted under the Company’s equity and long-term incentive plan(s) following May 15, 2013 shall vest immediately.

(d)                                 Vacation.  Executive is eligible for time off programs outlined in the Company’s Time Off Policy.  Executive shall accrue over the calendar year 160 hours of paid vacation.   Executive may accrue up to 200 hours of vacation.  Once Executive has reached the maximum accrual, no further vacation time will be accrued unless and until the executive uses vacation time. Upon termination of employment, the value of Executive’s current balance of accrued but unused vacation shall be paid out in cash based on his Base Salary that was in effect immediately prior to his termination of employment.

(e)                                  Fringe Benefits.  Executive shall be entitled to participate in any employee benefit plans that the Company makes available to its senior executives (including, without limitation, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”), provided that the Fringe Benefits shall not include any stock option or similar plans relating to the grant of equity securities of the Company.  These benefits may be modified or changed from time to time at the sole discretion of the Company.  Where a particular benefit is subject to a formal plan (for example, medical or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document, and eligibility to participate in such plan(s) may be dependent upon, among other things, a physical examination.

(f)                                   Reimbursement of Expenses.  Executive shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by him in furtherance of the Company’s business in accordance with reasonable policies adopted from time to time by the Company for senior executives.

4.                                      Severance Compensation.

(a)                                 In the event of any termination of Executive’s employment for any reason the Company shall pay Executive (or Executive’s estate) such portions of Executive’s Base Salary as have accrued prior to such termination and have not yet been paid, together with (i) amounts for accrued unused vacation days (as provided above), (ii) any amounts for expense reimbursement which have been properly incurred or the Company has become obligated to pay prior to termination and have not been paid as of the date of such termination and (iii) the amount of any Bonus previously granted to Executive by the Board but not yet paid, which amount shall not include any pro rata portion of any Bonus which would have been earned if such termination had not occurred (the “Accrued Obligations”).  Such amounts shall be paid as soon as possible after termination.

(b)                                 In the event that Executive’s employment hereunder is terminated (i) by Executive for a Good Reason or (ii) by the Company without Cause, the Company shall pay to Executive the Accrued Obligations.  In addition, the Company shall pay to Executive the severance benefits set forth below for twelve (12) months following Executive’s termination of employment (the “Severance Period”).  The receipt of any severance benefits provided in this Section shall be dependent upon Executive’s execution and nonrevocation of a standard separation agreement and general release of claims, substantially in the form attached hereto as Exhibit A (the “Release”).  The Company will also consider in good faith (but without any binding commitment) requests from Executive that the Company include in the Release a release of Executive by the Company from matters specifically disclosed to the Company by Executive in writing in advance of execution of the Release and not involving any illegality, fraud, concealment, criminal acts or acts outside the scope of Executive’s employment.  The distribution of severance benefits in this Section 4 is subject to section (iv) of this Section 4(b).

(i)                                     If Executive’s employment is terminated (A) by Executive for a Good Reason or (B) by the Company without Cause, in either case before or after the Protected Period, the Company shall pay Executive his Base Salary, less any amounts required to be withheld under applicable law, for the Severance Period in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing 30 days following the effective date of such termination.  If Executive’s employment is terminated (A) by Executive for a Good Reason or (B) by the Company without Cause, in either case during the Protected Period, the Company shall pay Executive his Base Salary for the Severance Period, which total amount shall be payable in a lump sum 30 days following Executive’s termination of employment.   In each case, payments shall be commence or be paid provided that the Release has been executed and any applicable revocation period has expired as of the 30th day following Executive’s termination.

(ii)                                  Only if Executive’s employment is terminated (A) by Executive for a Good Reason or (B) by the Company without Cause, in either case during the Protected Period, the Company shall pay Executive his target annual bonus, described in section 3(b) hereof, for the year in which the termination of employment occurs, which total amount shall be payable in a lump sum 30 days following Executive’s termination of employment, provided that the Release has been executed and any applicable revocation period has expired as of such date.

(iii)                               The Company shall continue to provide Executive and his then-enrolled eligible dependents with group health insurance and shall continue to pay the amount of the premium as in effect on the date of such termination for the Severance Period commencing on the effective date of such termination, subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the benefits contemplated herein shall terminate upon Executive’s becoming eligible for coverage under the medical benefits program of a subsequent employer.  The foregoing shall not be construed to extend any period of continuation coverage (e.g., COBRA) required by Federal law.

(iv)                              Compliance with Section 409A.  Subject to the provisions in this Section 4(b)(iv), any severance payments or benefits under this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of Executive’s employment.  The following rules shall apply with respect to the distribution of the severance payments and benefits, if any, to be provided to Executive under this Agreement:

(1)                                 It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(2)                                 If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(3)                                 If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)                               Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and such payments and benefits shall be paid or provided on the dates and terms set forth in this Agreement; and

(B)                               Each installment of the severance payments and benefits due this Agreement that is not described in Section 4(b)(iv)(3)(A) above and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.

(4)                                 The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4(b)(iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(5)                                 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Sections 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(6)                                 Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

(c)                                  In the event that Executive’s employment hereunder is terminated (i) by Executive for other than a Good Reason, or (ii) by the Company for Cause, or (iii) as a result of Executive’s death or Disability, then the Company will pay to Executive the Accrued Obligations.  The Company shall have no obligation to pay Executive (or Executive’s estate) any other compensation following such termination except as provided in Section 4(a).

(d)                                 Modified Section 280G Cutback.

(i)                                     Notwithstanding any other provision of this Agreement, except as set forth in Section 4(d)(ii), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to Executive a portion of any “Contingent Compensation Payments” (as defined below) that Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for Executive.  For purposes of this Section 4(d), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(ii)                                  Notwithstanding the provisions of Section 4(d)(i), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(d)(ii) shall be referred to as a “Section 4(d)(ii) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(iii)                               For purposes of this Section 4(d) the following terms shall have the following respective meanings:

(1)                                 “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(2)                                 “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(iv)                              Any payments or other benefits otherwise due to Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(d)(iv).  Within 30 days after each date on which Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 4(d)(ii) Override is applicable.  Within 30 days after delivery of such notice to Executive, Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(d)(ii) Override is applicable.  In the event that Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in South Plainfield, New Jersey, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to Executive those Potential Payments as to which there is no dispute between the Company and Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(v)                             The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the “Contingent Compensation Payment Ratio” (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by Executive for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by Executive in respect of the applicable Contingent

Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1Q/A-24(b) or (c)).

(vi)                              The provisions of this Section 4(d) are intended to apply to any and all payments or benefits available to Executive under this Agreement  or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.

(vii)                           Notwithstanding Sections 4(d)(i)-(vi) hereof, until the closing of the first underwritten public offering of common stock of the Company, in the event that it shall be determined that any payment or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for the benefit of Executive, whether pursuant to the terms of this Agreement, any other agreement, plan, program or arrangement of or with the Company (or any successor thereto or affiliate thereof) or otherwise, may be subject to the excise tax imposed by Section 4999 of the Code or any comparable tax imposed by any replacement or successor provision of United States tax law, then upon the request of Executive, the Company shall use reasonable efforts to procure a shareholder vote in satisfaction of the shareholder approval requirements described in Treas. Reg. Section 1.280G-1, Q&A-7.

5.                                      Employee Covenants.

(a)                                 Confidential Information.  Executive recognizes and acknowledges the competitive and proprietary aspects of the business of the Company, and that as a result of Executive’s employment, Executive recognizes and acknowledges that he has had and will continue to have access to, and has been and will continue to be involved in the development of, Confidential Information (as defined below) of the Company.  As used herein, “Confidential Information” shall mean and include trade secrets, knowledge and other confidential information of the Company, which Executive has acquired, no matter from whom or on what matter such knowledge or information may have been acquired, heretofore or hereafter, concerning the content and details of the business of the Company, and which is not known to the general public, including but not limited to: (a) new products, product betterments and other inventions, formulas, processes, methods, materials, material combinations, manner of preparations, technical production procedures and information, alarm and security codes and procedures, sources of technology, and sources of supply of raw and finished materials and other products; (b) financial and accounting records; (c) the identity of employees, consultants, independent contractors, customers, business development partners, licensees, suppliers, creditors or other parties with which the Company has business dealings, the nature of the relationship with such persons, or any other information relating to such persons or the Company’s dealings with such persons; and (d) computer software used by the Company or provided to the customers of the Company unless publicly available.

(i)                                     For as long as Executive is employed and at all times thereafter, Executive shall not, directly or indirectly, communicate, disclose or divulge to any person or entity, or use for Executive’s own benefit or the benefit of any person (other than the Company), any Confidential Information, except as permitted in subparagraph (iii) below.  Upon termination of Executive’s employment, or at any other time at the request of the Company, Executive agrees to deliver promptly to the Company all Confidential Information, including, but not limited to, customer and supplier lists, files and records, in Executive’s possession or under Executive’s control.  Executive further agrees that he will not make or retain any copies of any of the foregoing and will so represent to the Company upon termination of Executive’s employment.

(ii)                                  Executive shall disclose immediately to the Company any trade secrets or other Confidential Information conceived or developed by Executive at any time during Executive’s employment.  Executive hereby assigns and agrees to assign to the Company Executive’s entire right, title and interest in and to all Confidential Information.  Such assignment shall include, without limitation, the rights to obtain patent or copyright protection, thereon in the United States and foreign countries.  Executive agrees to provide all reasonable assistance to enable the Company to prepare and prosecute any application before any governmental agency for patent or copyright protection or any similar application with respect to any Confidential Information.  Executive further agrees to execute all documents and assignments and to make all oaths necessary to vest ownership of such intellectual property rights in the Company, as the Company may request.  These obligations shall apply whether or not the subject thereof was conceived or developed at the suggestion of the Company, and whether or not developed during regular hours of work or while on the premises of the Company.

(iii)                               Executive shall at all times, both during and after termination of this Agreement by either Executive or the Company, maintain in confidence and shall not, without prior written consent of the Company, use, except in the course of performance of Executive’s duties for the Company or as required by legal process (provided that Executive will promptly notify the Company of such legal process except with respect to any confidential government investigation), disclose or give to others any Confidential Information.  In the event Executive is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, Executive will promptly notify the Company.

(b)                                 Non-Competition and Non-Solicitation.  Executive recognizes that the Company is engaged in a competitive business and that the Company has a legitimate interest in protecting its trade secrets, confidential business information, and customer, business development partner, licensee, supplier, and credit and/or financial relationships.  Accordingly, in exchange for valuable consideration, including without limitation Executive’s access to confidential business information and continued at-will employment, Executive agrees that, during the term hereof and for a period of eighteen (18) months thereafter, Executive shall not:

(i)                                     directly or indirectly, whether for himself or for any other person or entity, and whether as a proprietor, principal, shareholder, partner, agent, employee, consultant, independent contractor, or in any other capacity whatsoever, undertake or have any interest in (other than the passive ownership of publicly registered securities representing an ownership interest of less than 1%), engage in or assume any role involving directly or indirectly the Company’s Field of Interest (or any portion thereof) or any other business in which the Company is engaged and for which the employee has rendered services while employed by the Company, or enter into any agreement to do any of the foregoing; or

(ii)                                  initiate contact with (including without limitation phone calls, press releases and the sending or delivering of announcements), or in any manner solicit, directly or indirectly, any customers, business development partners, licensors, licensees, or creditors (including institutional lenders, bonding companies and trade creditors) of the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing or future relationship with the Company or to transfer any of their business with the Company to any person or entity other than the Company; or

(iii)                               initiate contact with, or in any manner solicit, directly or indirectly, any supplier of goods, services or materials to the Company in an attempt to induce or motivate them either to discontinue or modify their then prevailing or future relationship with the Company or to supply the same or similar inventory, goods, services or materials (except generally available inventory, goods, services or materials) to any person or entity other than the Company; or

(iv)                              directly or indirectly recruit, solicit or otherwise induce or influence any employee or independent contractor of the Company to discontinue or modify his or her employment or engagement with the Company, or employ or contract with any such employee or contractor for the provision of services.

(c)                                  Definition of “Field of Interest”.  The term Company’s “Field of Interest” shall mean the research, development and commercialization of products and strategies relating to: (i) therapies for genetic disorders or diseases that include cystic fibrosis, Duchenne muscular dystrophy, other diseases caused in whole or part by nonsense (or stop) codons, and other genetic diseases as to which the Company engages in the research, development or commercialization of drugs; anti-angiogenic therapies that target VEGF protein production for cancer; and antiviral therapies for the Hepatitis C virus (HCV); and (ii) other therapeutic targets, mechanisms of action and/or therapies in which the Company has a research, development or commercialization program.

(d)                                 Definition of “Customer”.  The term “customer” or “customers” shall include any person or entity (a) that is a current customer of the Company, (b) that was a customer of the Company at any time during the preceding twenty-four (24) months or (c) to which the Company made a written presentation for the solicitation of business at any time during the preceding twenty-four (24) months.

(e)                                  Reasonableness of Restrictions.  Executive further recognizes and acknowledges that (i) the types of employment which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to the Company and to Executive’s other prospective employers, and (ii) the broad geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to Executive in light of the global nature of the Company’s business, particularly pharmaceutical research and development, and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which Executive is qualified to earn Executive’s livelihood.

(f)                                   Remedies.  Executive acknowledges that a breach of this Section 5 will cause great and irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages.  Accordingly, Executive acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, in addition to money damages, costs and attorneys’ fees, and other legal or equitable remedies, and that the Company shall be entitled as a matter of course to an injunction pending trial, without the posting of bond or other security.  Any period of restriction set forth in this Section 5 shall be extended for a period of time equal to the duration of any breach or violation hereof.

(g)                                  Notification.  Any person employing Executive or evidencing any intention to employ Executive may be notified as to the existence and provisions of this Agreement.

(h)                                 Modification of Covenants; Enforceability.  In the event that any provision of this Section 5 is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this section enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

(i)                                     Subsidiaries.  For purposes of Sections 5 and 6 of this Agreement, “Company” shall include all direct and indirect subsidiaries of the Company.  An entity shall be deemed to be a subsidiary of the Company if the Company directly or indirectly owns or controls 50% or more of the equity interest in such entity.

6.                                      Ownership of Ideas, Copyrights and Patents.

(a)                                 Property of the Company.  Executive agrees that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae, whether patentable, copyrightable or not, which Executive may conceive, reduce to practice or develop, alone or in conjunction with another, or others, whether during or out of regular business hours, and whether at the request or upon the suggestion of the Company, or otherwise, in the course of performing services for the Company in any capacity, whether heretofore or hereafter, (collectively, “the Inventions”) are and shall be the sole and exclusive property of the Company, and that Executive shall not publish any of the Inventions without the prior written consent of the Company.  Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all of the foregoing.  Executive further represents and agrees that to the best of Executive’s knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation and that Executive will use his best efforts to prevent any such violation.

(b)                                 Cooperation.  At any time during or after the Term, Executive agrees that he will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, executing any lawful document (including, but not limited to, applications, assignments, oaths, declarations and affidavits) and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that any patent or other legal right so issued to Executive, personally, shall be assigned by Executive to the Company without charge by Executive.  Executive further designates the Company as his agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting the foregoing assignments from Executive to the Company.  Company will bear the reasonable expenses which it causes to be incurred in Executive’s assisting and cooperating hereunder.  Executive waives all claims to moral rights in any Inventions.

7.                                      Disclosure to Future Employers.  The Company may provide in its discretion, a copy of the covenants contained in Sections 5 and 6 of this Agreement to any business or enterprise which Executive may directly, or indirectly, own, manage, operate, finance, join, control or in which Executive participates in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8.                                      Records.  Upon termination of Executive’s relationship with the Company, Executive shall deliver to the Company any property of the Company which may be in Executive’s possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

9.                                      Insurance.  The Company, in its sole discretion, may apply for and procure in its own name (whether or not for its own benefit) policies of insurance insuring Executive’s life.  Executive agrees to submit to reasonable medical or other examinations and to execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.  No adverse employment actions may be based upon the results of any such exam or the failure by the Company to obtain such insurance.

10.                               No Conflicting Agreements.  Executive hereby represents and warrants that Executive has no commitments or obligations inconsistent with this Agreement.

11.                               “Market Stand-Off” Agreement.  Executive agrees, if requested by the Company and an underwriter of common stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any common stock (or other securities) of the Company held by Executive during a period not to exceed one hundred and eighty (180) days following the effective date of the first underwritten public offering of common stock of the Company, offered on a firm commitment basis pursuant to a registration statement filed with the Securities and Exchange Commission (or any successor agency of the Federal government administrating the Securities Act of 1933, as amend, and the Securities Exchange Act of 1934, as amended) under the Securities Act of 1933, as amended, on Form S-1 or its then equivalent, and to enter into an agreement to such effect.  The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

12.                               General.

(a)                                 Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address as follows:

If to the Company:	PTC Therapeutics Inc.
100 Corporate Court
South Plainfield, NJ 07080
USA
Attention: Legal Department
Telephone: (908) 222-7000

With an email copy to: legal@ptcbio.com

If to Executive:	Mark Rothera
Telephone:

or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

(b)                                 Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, except with respect to the equity and fringe benefit arrangements referred to in Subsections 3(c) and (e) above.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)                                  Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)                                 Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e)                                  Assignment.  The Company shall assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved.

Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(f)                                   Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g)                                  Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of The State of New Jersey, without giving effect to the conflict of law principles thereof.

(h)                                 Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The State of New Jersey or of the United States of America for the District of New Jersey.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12(a) hereof.  THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

(i)                                     Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and Executive agrees that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(j)                                    Headings and Captions; Interpretation.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.  The provisions of the following Sections of this Agreement are in addition to, and do not limit, each other: Sections 6 and 5(a); Sections 7 and 5(g); Sections 12(k) and 12(f); and Sections 12(l) and 12(d).

(k)                                 Injunctive Relief.  Executive hereby expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5 or 6 of this Agreement will result in substantial, continuing and irreparable injury to the Company.  Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction.

(l)                                     No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(m)                             Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)                                 Survival.  The provisions of Sections 4, 5, 6, 7, 8, 11 and 12 shall survive the termination of this Agreement and Executive’s employment hereunder in accordance with their terms.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PTC Therapeutics, Inc.

/s/ Stuart Peltz
Name: Stuart Peltz, Ph.D.
Title: Chief Executive Officer

Agreed and Accepted

/s/ Mark Rothera
Mark Rothera

EXHIBIT A

Sample Separation and Release Agreement

[Insert Date]

[Insert Employee Name]

[Insert Employee Address]

Dear [Insert Employee Name]:

In connection with the termination of your employment with PTC Therapeutics, Inc. (the “Company”) on [Termination Date], you are eligible to receive the Severance Compensation as described in Section 4 of the Employment Agreement executed between you and the Company on [Insert Date] (the “Employment Agreement”) if you sign and return this letter agreement to me by [Return Date —21 days from date of receipt of this letter agreement] and it becomes binding between you and the Company.  By signing and returning this letter agreement and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me  in writing.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this letter agreement by [Return Date-Same as Above], or if you timely revoke your acceptance in writing, you shall not receive any Severance Compensation from the Company.  You will, however, receive payment for your final wages and any unused vacation time accrued through the Termination Date, as defined below, on the Company’s regular payroll date immediately following the Termination Date.  Also, regardless of signing this letter agreement, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  If you so elect, you shall pay all premium costs on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA  continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits will cease upon your Termination Date in accordance with the plan documents.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period.

1.              Termination Date — Your effective date of termination from the Company is [Insert Date] (the “Termination Date”).

2.              Release — In consideration of the payment of the Severance Compensation, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann.  § 34:19-1 et seq., and the N.J. Stat. Ann. § 34:11-56.1 et seq. (New Jersey equal pay law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including without limitation, all claims arising from the Employment Agreement; all state and federal whistleblower claims to the maximum extent permitted by law; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement shall (i) prevent you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding) or (ii) deprive you of any rights you may have to be indemnified by the Company as provided in any agreement between the Company and you or pursuant to the Company’s Certificate of Incorporation or by-laws.

3.              Non-Disclosure, Non-Competition and Non-Solicitation — You acknowledge and reaffirm your obligation to keep confidential and not disclose all non-public information concerning the Company and its clients that you acquired during the course of your employment with the Company, as stated more fully in Section 5 of the Employment Agreement, which remains in full force and effect.

4.              Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, smartphones, tablets, etc.), Company identification, and any other Company-owned

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property in your possession or control and have left intact all electronic Company documents, including but not limited to those which you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

5.              Business Expenses and Final Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

6.              Non-Disparagement — To the extent permitted by law, you understand and agree that as a condition for payment to you of the Severance Compensation herein described, for a period of five years following the date hereof you shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. Further, for a period of five years following the date hereof, neither the Company, nor any of its executive officers or members of its Board will directly or indirectly make, or cause to be made, any false statement, observation or opinion, disparaging your reputation.

7.              Continued Assistance - You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company transition your job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company.

8.              Cooperation — To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

9.              Amendment and Waiver — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This letter agreement is binding upon and shall inure to the benefit of the parties and their

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respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.       Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

11.       Confidentiality — To the extent permitted by law, you understand and agree that as a condition for payment to you of the Severance Compensation herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

12.       Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13.       Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement.  You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that you have received consideration beyond that to which you were previously entitled.

14.       Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney.  You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof and sign your name of your own free act.

15.       Applicable Law — This letter agreement shall be interpreted and construed by the laws of the State of New Jersey, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New Jersey, or if appropriate, a federal court located in the State of New Jersey (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

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16.       Entire Agreement — This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Compensation and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 3 herein.

17.       Tax Acknowledgement — In connection with the payments and consideration provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law.  You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Compensation set forth in Section 4 of the Employment Agreement.

If you have any questions about the matters covered in this letter agreement, please call me at [Insert Phone Number].

Very truly yours,

By:
[Name]
[Title]

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below.  I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[Insert Employee Name]	Date

To be returned to me by [Return Date — 21 days from date of receipt of this letter].

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